Shareholder Update


Shareholder Meeting Results

A special meeting of the funds shareholders was held on March 15, 2001. Each matter voted upon at that meeting, as well as the number of votes cast for, against, or withheld, and the number of abstentions with respect to such matters, are set forth below:

(1) The funds shareholders approved an
amendment to Article I of the funds Articles of Incorporation changing the name of the fund to American Income Fund. The following votes were cast regarding this matter:

Shares		Shares
Voted For	 Voted Against	Abstentions
7,476,058	    164,258		   133,215

(2) The funds shareholders approved an
amendment to the funds Articles of
Incorporation deleting Section 2 thereof, removing certain restrictions on the transfer of shares of the fund. The following votes were cast regarding this matter:

Shares		Shares
Voted For	 Voted Against	Abstentions
7,149,807	      452,838	    170,887

(3) The funds shareholders approved a change in the funds investment objective from high monthly income consistent with preservation of capital to high monthly income consistent with prudent risk to capital. The following votes were cast regarding this matter:

Shares		Shares
Voted For	 Voted Against	Abstentions
5,617,156	     524,607	    174,242